Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form S-8 Registration Statement that will be filed with the Securities and Exchange Commission on the date hereof pertaining to the Oatly Group AB (publ) 2021 Incentive Award Plan, as amended of our reports dated March 13, 2026, with respect to the consolidated financial statements of Oatly Group AB (publ) and the effectiveness of internal control over financial reporting of Oatly Group AB (publ) included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

May 28, 2026